CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A (File No. 33-31809) of our reports dated December 9, 1999, relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Dreyfus S&P 500 Index Fund, Dreyfus Small Cap Stock Index Fund and Dreyfus International Stock Index Fund, respectively. We also consent to the reference to us under the headings "Financial Highlights", in the prospectus and "Counsel and Independent Auditors" in the statements of additional information.


PricewaterhouseCoopers LLP

New York, New York
February 22, 2000